Exhibit 99.a.1.b

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST OF UBS RELATIONSHIP FUNDS

Pursuant to Article X, Section 10.3 of the Amended and Restated Agreement and Declaration of Trust dated April 23, 2003 (the “Declaration”) of UBS Relationship Funds (the “Trust”), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below:

1. Article IX, Section 9.2

The first and second sentences of Article IX, Section 9.2 of the Declaration are hereby replaced in their entirety by the following:

“Notice of all meetings of the Holders, stating the time, place and purposes of the meeting, shall be given by the Trustees to each Holder, at his or her registered address, at least 10 days and not more than 120 days before the meeting. Notice of any meeting of Holders shall be given either personally or by U.S. mail, courier, cablegram, telegram, facsimile or electronic mail or other form of communication permitted by then current law, charges prepaid addressed to the Holder at the address(es) of such Holder appearing on the books of the Trust or its transfer or other duly authorized agent or provided in writing by the Holders(s) to the Trust for the purpose of notice. Notice shall be deemed to have been duly given when delivered personally, deposited in the U.S. mail or with a courier, or sent by cablegram, telegram, facsimile or electronic mail.”

2.	Article IX, Section 9.3

The first sentence of Article IX, Section 9.3 of the Declaration is hereby replaced in its entirety by the following:

“For the purpose of determining the Holders who are entitled to notice of any meeting and to vote at any meeting, or to participate in any distribution or for the purpose of any other action, the Trustees may from time to time fix a date, not more than 120 calendar days prior to the date of any meeting of the Holders or payment of distribution or other action, as the case may be, as a record date for the determination of the persons to be treated as Holders of record for such purposes.”

3. The Trustees have determined that the foregoing amendments to Article IX, Sections 9.2 and 9.3 of the Declaration are necessary and appropriate and may be made by the Board of Trustees of the Trust without the vote or consent of Holders in accordance with Article X, Section 10.3 of the Declaration and under the terms of the Investment Company Act of 1940, the DSTA or another applicable law.

4. This amendment has been duly adopted by the Trustees.

5. All other provisions of the Declaration shall remain in full force and effect.

IN WITNESS WHEREOF, the Trustees named below do hereby enter into this amendment to the Declaration as of the 6th day of March, 2008.

/s/ Walter E. Auch
Walter E. Auch
Trustee of UBS Relationship Funds
6001 N. 62nd Place
Paradise Valley, AZ 85253

/s/ Frank K. Reilly
Frank K. Reilly
Trustee of UBS Relationship Funds
Mendoza College of Business
University of Notre Dame
Notre Dame, IN 46556-5649

/s/ Edward M. Roob
Edward M. Roob
Trustee of UBS Relationship Funds
841 Woodbine Lane
Northbrook, IL 60002

/s/ Adela Cepeda
Adela Cepeda
Trustee of UBS Relationship Funds
161 No. Clark Street
Suite 4975
Chicago, IL 60601

/s/ J. Mikesell Thomas
J. Mikesell Thomas
Trustee of UBS Relationship Funds
Federal Home Loan Bank of Chicago
111 East Wacker Drive
Chicago, IL 60601

THE PLACE OF BUSINESS OF THE TRUST IS:

One North Wacker Drive

Chicago, IL 60606